PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-298597

1,692,408 Shares of Common Stock

The selling stockholders named in this prospectus (the “Selling Stockholders”) may use this prospectus to offer and resell from time to time up to 1,692,408 shares (the “Shares”) of our common stock, par value $0.007 per share (“Common Stock”), which are comprised of (i) 564,136 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) at an exercise price of $0.105 per share issued pursuant to a securities purchase agreement entered into by and between us and an institutional investor dated August 12, 2026 (the “Purchase Agreement”), (ii) 564,136 shares of Common Stock (the “Series A Warrant Shares”) issuable upon exercise of Series A Warrants (the “Series A Warrants”) at an initial exercise price of $7.0905 per share, and subsequently adjusted to $4.9757 per share on August 31, 2026 following our reverse stock split in accordance with the terms of the Series A Warrant, issued pursuant to the Purchase Agreement, and (iii) 564,136 shares of Common Stock (the “Series B Warrant Shares” and together with the Pre-Funded Warrant Shares, the Series A Warrant Shares and the Series B Warrant Shares, the “Warrant Shares”) issuable upon exercise of Series B Warrants (the “Series B Warrants” and together with the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants, the “Warrants”) at an initial exercise price of $7.0905 per share, and subsequently adjusted to $4.9757 per share on August 31, 2026 following our reverse stock split in accordance with the terms of the Series B Warrant, issued pursuant to the Purchase Agreement.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 1,692,408 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $5.7 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Pre-Funded Warrants are immediately exercisable until such Pre-Funded Warrants are exercised in full. Each of the Series A Warrants, the Series B Warrants, and the Placement Agent Warrants are exercisable following stockholder approval and expire five years following issuance. The exercise price of each of the Series A Warrants and Series B Warrants is subject to adjustment following the first occurrence of any share split, share dividend, share combination recapitalization or other similar transaction involving the Common Stock.

The Warrants were issued to the Selling Stockholders in a private placement transaction in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. For addition information regarding the issuance of the Warrants, see “August 2026 Private Placement” beginning on page 4.

The Selling Stockholders identified in this prospectus may offer the shares of Common Stock from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the shares of Common Stock on behalf of the Selling Stockholders; however, does not necessarily mean that the Selling Stockholders will offer or sell their shares of Common Stock under this registration statement or at any time in the near future. We provide more information about how the Selling Stockholders may sell their shares of Common Stock in the section entitled “Plan of Distribution” on page 8.

The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares of Common Stock, or interests therein. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses of registering the shares of Common Stock pursuant to this prospectus.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “BIAF.” On September 2, 2026, the last reported sale price of our Common Stock was $9.75 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

An investment in our Common Stock involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus for more information on these risks.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2026

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus and the information incorporated by reference herein. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” and our financial statements and related notes included elsewhere in this prospectus and incorporated by reference herein. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “bioAffinity,” or “the Company” refer to bioAffinity Technologies, Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

Overview

Business Overview

We develop noninvasive diagnostic laboratory tests to detect early-stage lung cancer and other diseases of the lung using flow cytometry and automated analysis informed by machine learning, a form of artificial intelligence (AI). Our first commercial diagnostic test, CyPath® Lung, identifies and analyzes cell populations using flow cytometry, including cancer and cancer-related cells, that indicate a malignancy in the lung.

CyPath® Lung addresses the need for noninvasive detection of early-stage lung cancer with the proven ability to detect the leading cancer killer at its curative Stage 1A. Lung cancer is the leading cause of cancer-related deaths worldwide. Physicians order CyPath® Lung to assist in their assessment of patients who are at high risk for lung cancer. The CyPath® Lung test enables physicians to more confidently identify patients who will likely benefit from timely intervention and more invasive follow-up procedures or those patients who are likely without lung cancer and should continue screening in accordance with guidelines. For patients with small pulmonary nodules less than 20 millimeters (mm), CyPath® Lung has shown 92% sensitivity and 87% specificity with 88% accuracy in a clinical trial, offering the potential to increase the overall diagnostic accuracy of lung cancer testing, which could lead to increased survival, fewer unnecessary invasive procedures, reduced patient anxiety, and lower medical costs.

CyPath® Lung is performed and offered by our wholly owned subsidiary PPLS, a clinical anatomic and pathology laboratory which we acquired by purchasing the assets of Village Oaks Pathology Services, P.A., a Texas professional association. PPLS is a CAP-accredited and CLIA-certified commercial laboratory that has been in operation for more than 18 years.

In addition to CyPath® Lung, we are advancing development of our flow cytometry+AI platform for companion diagnostic tests targeted at asthma and chronic obstructive pulmonary disease (“COPD”). Diagnostics under development are designed to quantify the extent and type of inflammation in the lung associated with disease and further detect specific receptors in sputum that may determine the effectiveness of new and emerging therapies for asthma and COPD that have proved to effectively treat specific types of inflammation. Therapeutics for these lung diseases that are on the market or in development can help some but not all patients, and often it is unknown before use whether a drug will be effective. Our tests in development are designed to help determine the most effective use of new and emerging therapies for asthma and COPD and lessen the need for a trial-and-error approach to proscribing treatment.

Through our wholly owned subsidiary, OncoSelect® Therapeutics, LLC, we have conducted research that has led to discoveries and advancement of novel cancer therapeutic approaches that specifically and selectively target cancer cells. We continue to advance research and development for use of this technology for topical treatment of squamous cell skin cancer. We expect to present our findings at conferences and publish our research in peer-reviewed journals in the near future. We intend to seek strategic partners to develop our therapeutic discoveries which could result in broad-spectrum cancer treatments in the future.

Research and optimization of our platform technologies are conducted in laboratories at our wholly owned subsidiary PPLS and leased laboratory space at The University of Texas at San Antonio (UTSA). UTSA provided notice in January 2026 that our lease would not be renewed, and as a result we relocated our research operations from UTSA to privately owned laboratory space.

Recent Developments

Distribution Agreement with AvMEDICAL

On August 18, 2026, we announced that we have entered into a distribution agreement with AvMEDICAL, a Service-Disabled Veteran-Owned Small Business (SDVOSB) and established distributor of premium medical-surgical and laboratory services, supplies and equipment to government agencies. The distribution agreement is expected to strengthen bioAffinity’s ability to commercialize CyPath® Lung within the government healthcare market by leveraging AvMEDICAL’s established procurement channels, government contracting expertise and existing customer relationships. bioAffinity and AvMEDICAL will develop co-branded marketing materials, and AvMEDICAL’s sales team will actively promote CyPath Lung to its federal customers, including the U.S. Department of Veteran Affairs (VA). As an SDVOSB with access to indefinite-delivery, indefinite-quantity (IDIQ) contracts, we believe that AvMEDICAL can provide an important advantage for expanding adoption of CyPath Lung across government healthcare systems by simplifying the procurement process. The agreement is expected to expand our commercial reach into the government healthcare supply chain and provides an additional channel for veterans to access CyPath® Lung.

Reverse Stock Split

On August 20, 2026, we filed with the Secretary of State of the State of Delaware, a certificate of amendment to our certificate of incorporation to effect a one-for-fifteen (1-for-15) reverse stock split (the “Reverse Stock Split”). The Reverse Stock Split became effective at 4:01 p.m., Eastern Time, on August 21, 2026, and the Company’s Common Stock began trading on a split-adjusted basis when The Nasdaq Stock Market (“Nasdaq”) opened on August 24, 2026. When the Reverse Stock Split became effective, every 15 shares of Common Stock issued and outstanding were automatically reclassified and combined into one share of Common Stock, without any change in the par value per share.

Corporate Information

We were incorporated in the State of Delaware on March 26, 2014. Our principal executive office is located at 3300 Nacogdoches, Suite 216, San Antonio, Texas 78217, and our telephone number at that address is (210) 698-5334. Our website address is https://www.bioaffinitytech.com/. Information contained on or that can be accessed through our website is not incorporated by reference into this prospectus. Investors should not consider any such information to be part of this prospectus.

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THE OFFERING

Common Stock to be offered by the Selling Stockholders	Up to 1,692,408 shares of Common Stock, which are comprised of (i) 564,136 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants at an exercise price of $0.105 per share issued pursuant to the Purchase Agreement, (ii) 564,136 Series A Warrant Shares issuable upon exercise of Series A Warrants at an exercise price of $4.9757 per share issued pursuant to the Purchase Agreement, and (iii) 564,136 Series B Warrant Shares issuable upon exercise of Series B Warrants at an exercise price of $4.9757 per share issued pursuant to the Purchase Agreement.

Number of shares of common stock outstanding prior to this offering	600,736 shares

Number of shares of common stock to be outstanding after this offering (1)	2,293,144 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except for the Warrant exercise price paid for the Common Stock offered hereby and issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 4 of this prospectus.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus, and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as incorporated by reference into this prospectus, for a discussion of factors to consider prior to deciding to invest in our common stock, or warrants that will accompany such securities.

Nasdaq Capital Market Symbol	“BIAF”.

(1) The number of shares of our common stock to be outstanding after this offering is based on 600,736 shares of our Common Stock outstanding as of September 2, 2026, and excludes:

●	3,333 shares of common stock issuable upon the conversion of 150 shares of Series B Convertible Preferred Stock at a conversion price of $45.00 per share;

●	1,250,526 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $35.94;

●	23,274 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $100.49;

●	98,156 shares of our Common Stock that are reserved for equity awards that may be granted under our 2024 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the warrants or options or conversion of the outstanding Series B Convertible Preferred Stock described above

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RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Before deciding whether to purchase our Common Stock, investors should carefully consider the risks described below together with the “Risk Factors” described in our most recent Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the U.S. Securities and Exchange Commission (the “SEC”). Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and our stockholders may lose all or part of their investment in the shares of our Common Stock.

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders covered by this prospectus.

We are registering shares of Common Stock that may be issued by us to the Selling Stockholders upon exercise of the Warrants to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Common Stock. We will, however, receive the net proceeds of any Warrants exercised for cash.

The Selling Stockholders may choose to sell the Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

We may require additional funding through further issuances of our Common Stock or other securities, which may negatively affect the market price of our Common Stock.

To operate our business, we may need to raise additional capital through sales of our Common Stock, securities exercisable for or convertible into our Common Stock or debt securities pursuant to which interest and/or principal payments may be satisfied through the issuance of our Common Stock. Future sales of such securities or our Common Stock could adversely affect the prevailing market price of our Common Stock and our ability to raise capital in the future, and may cause you to incur additional dilution.

We do not intend to pay dividends on our Common Stock so any returns will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will, therefore, be limited to the appreciation of their respective shares. There is no guarantee that our Common Stock will appreciate in value or maintain the price at which you purchased them.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus and any applicable prospectus supplement contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus. The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus and any applicable prospectus supplement, represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 1,692,408 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $5.7 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

AUGUST 2026 PRIVATE PLACEMENT

On August 12, 2026, we entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of (i) Pre-Funded Warrants at a purchase price of $6.9855 per Pre-Funded Warrant to purchase up to an aggregate of 564,136 Pre-Funded Warrant Shares; (ii) Series A Warrants to purchase up to 564,136 Series A Warrant Shares; and (iii) Series B Warrants to purchase up to 564,136 Series B Warrant Shares.

Each Warrant has an initial exercise price of $7.0905 per share, which was adjusted pursuant to the terms thereof to $4.9757 following our reverse stock split. The Warrants are exercisable following Stockholder Approval (as defined in the Purchase Agreement). The Warrants will expire five (5) years after issuance. A holder may not exercise any portion of the Warrants to the extent the Purchaser would own more than 4.99% of the outstanding Common Stock immediately after exercise. A holder may increase or decrease this percentage with respect to either the Series A Warrants or the Series B Warrants to a percentage not in excess of 9.99%, except that any such increase shall require at least 61 days’ prior notice to the Company.

The Pre-Funded Warrants are immediately exercisable and may be exercised at a nominal exercise price of $0.105 per share of Common Stock at any time until all of the Pre-Funded Warrants are exercised in full. A holder may not exercise any portion of the Pre-Funded Warrants to the extent the Purchaser would own more than 9.99% of the outstanding Common Stock immediately after exercise.

As compensation to the Placement, Agent, the Company paid the Placement Agent a cash fee of 7.5% of the aggregate gross proceeds raised in the Private Placement and reimbursement of certain expenses and legal fees. The Company also issued the Placement Agent (or its designees) Placement Agent Warrants to purchase up to 16,926 Placement Agent Warrant Shares.

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In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of August 12, 2026, with the Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the SEC registering the resale of the Warrant Shares no later than 15 days after the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days following the date of the Registration Rights Agreement (or 75 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

The Private Placement closed on August 14, 2026. The net proceeds to the Company from the Private Placement were approximately $3.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are the Warrant Shares those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “August 2026 Private Placement” beginning on page 4 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Stockholders to offer such shares for resale from time to time. Except as set forth below, none of the Selling Stockholders have had any material relationship with us within the past three (3) years except as set forth below.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Shares, being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of our securities, as of September 2, 2026, assuming full exercise of all Warrants held by the selling stockholders on that date, without regard to any limitations on exercise. The registration of the Warrant Shares, does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of September 2, 2026, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to warrants held by that Selling Stockholder that are exercisable for shares of Common Stock within 60 days after September 2, 2026, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 1,692,408 shares of Common Stock, consisting of: (i) 564,136 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants; (ii) 564,136 shares of Common Stock issuable upon exercise of the Series A Warrants; and (iii) 564,136 shares of Common Stock issuable upon exercise of the Series B Warrants. See “August 2026 Private Placement” beginning on page 4 of this prospectus for further details relating to the Warrant Shares and the Warrants.

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Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholders, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock of Owned After Offering	Percentage of Shares Beneficially Owned After Offering(2)
Armistice Capital Master Fund Ltd. (3)	1,692,408	1,692,408	-	*	%

* Ownership of less than 1%

(1)	The ability to exercise the Warrants held by the Selling Stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% or 9.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants, and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)	Based on 600,736 shares of Common Stock outstanding as of September 2, 2026.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary description of the material terms of our Common Stock as provided in our Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Bylaws, as amended (“Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is only a summary and may not contain all the information that is important to you or that you should consider before investing in our stock, and is qualified in its entirety by reference to the complete text of the Certificate of Incorporation and Bylaws. For a more detailed description of these securities, you should read the applicable provisions of Delaware law, our Articles of Incorporation, our Bylaws and the reports that we file with the SEC, which are incorporated herein by reference.

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The Selling Stockholders are offering for resale up to an aggregate of 1,692,408 shares of Common Stock consisting of: (i) 564,136 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants at an exercise price of $0.105 per share issued pursuant to the Purchase Agreement, (ii) up to 564,136 Series A Warrant Shares issuable upon exercise of the Series A Warrants at an exercise price of $4.9757 per share issued pursuant to the Purchase Agreement, and (iii) up to 564,136 Series B Warrant Shares issuable upon exercise of Series B Warrants at an exercise price of $4.9757 per share issued pursuant to the Purchase Agreement. The following summary of the terms of our shares of Common Stock is based upon our Certificate of Incorporation and our Bylaws. The summary is not complete and is qualified by reference to our Certificate of Incorporation and our Bylaws, which were included as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Authorized Capital Stock

We are currently authorized to issue up to 350,000,000 shares of Common Stock, par value $0.007 per share, and 20,000,000 shares of Preferred Stock, par value $0.001 per share. As permitted by the Company’s Certificate of Incorporation, the Company has designated (i) 5,400,000 shares of Preferred Stock as “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), of which no shares are outstanding, and (ii) 990 shares of Preferred Stock as “Series B Convertible Preferred Stock,” par value $0.001 per share (the “Series B Preferred Stock”), of which 150 shares are outstanding.

Common Stock

Voting Rights

Holders of our Common Stock are entitled to cast one vote for each share held of record on all matters presented to the stockholders. Holders of our Common Stock have no cumulative voting rights.

Dividend Rights

The Board is not obligated to declare a dividend, has never declared or paid cash dividends on its Common Stock, and does not anticipate paying dividends on our Common Stock for the foreseeable future.

Rights upon Liquidation

In the event of our liquidation, dissolution, or winding up, either voluntary or involuntary, subject to the rights and preferences that may apply to any shares of Preferred Stock outstanding at the time, the assets or surplus funds legally available for distribution to our stockholders would be distributable ratably among the Common Stockholders based on the number of shares of Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities.

No Preemptive or Similar Rights

Holders of our Common Stock are not entitled to preemptive rights to subscribe to additional shares if issued. Our Common Stock is not subject to any redemption or sinking-fund provisions. All outstanding shares of our Common Stock are fully paid and non-assessable.

Transfer Agent and Registrar

VStock Transfer LLC is the transfer agent and registrar for our common stock.

Exchange Listing

Our Common Stock and the tradeable warrants trade on The Nasdaq Capital Market under the symbols “BIAF” and “BIAFW,” respectively.

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SELECTED FINANCIAL INFORMATION

On April 30, 2026 at our annual meeting of our stockholders (the “Annual Meeting”), our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio ranging from one-for-two (1:2) to one-for-two hundred fifty (1:250), with the final ratio to be determined by our Board. Following the Annual Meeting, our Board approved a one-for-fifteen (1-for-15) reverse split of our issued and outstanding shares of Common Stock (the “Reverse Stock Split”). On August 20, 2026, we filed with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation (the “Certificate of Amendment”) to effect the Reverse Stock Split. The Reverse Stock Split became effective as of 4:01 p.m. Eastern Time on August 21, 2026, and our Common Stock began trading on a split-adjusted basis when the Nasdaq Stock Market opened on August 24, 2026.

Net loss per share attributable to common stockholders, basic and diluted, has been derived from our audited financial statements contained in our Annual Report on Form 10-K for the years ended December 31, 2025 and 2024 and our unaudited financial statements contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2026 for the three and six months ended June 30, 2026 and 2025, except that the net loss per share attributable to common stockholders, basic and diluted, has been revised to reflect the new shares issued based on the Reverse Stock Split discussed above, as shown below.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, our Quarterly Report on Form 10-Q for the period ended June 30, 2026, and any future filings or other reports we may file with the SEC.

AS REPORTED

	Years Ended December 31,
	2025	2024
Net loss	$(14,909,754)	$(9,039,831)

Net loss per common share, basic and diluted	$(8.66)	$(22.50)

Weighted average common shares outstanding	1,721,082	404,167

AS ADJUSTED FOR THE 1:15 REVERSE STOCK SPLIT

	Years Ended December 31,
	2025	2024
Net loss	$(14,909,754)	$(9,039,831)

Net loss per common share, basic and diluted	$(129.96)	$(335.50)

Weighted average common shares outstanding	114,729	26,944

AS REPORTED

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net loss	$(3,366,082)	$(4,060,787)	$(6,996,692)	$(6,721,204)

Net loss per common share, basic and diluted	$(0.64)	$(5.07)	$(1.44)	$(10.01)

Weighted average common shares outstanding	5,226,753	800,637	4,860,753	671,529

AS ADJUSTED FOR THE 1:15 REVERSE STOCK SPLIT

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net loss	$(3,366,082)	$(4,060,787)	$(6,996,692)	$(6,721,204)

Net loss per common share, basic and diluted	$(9.66)	$(76.08)	$(21.59)	$(150.09)

Weighted average common shares outstanding	348,396	53,375	323,998	44,780

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LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of bioAffinity Technologies, Inc. as of December 31, 2025 and 2024, and for the years ended December 31, 2025 and 2024, incorporated by reference in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about bioAffinity Technologies, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere in the documents incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at https://www.bioaffinitytech.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus and any applicable prospectus supplement:

●	our Current Reports on Form 8-K filed with the Commission on March 17, 2026, March 25, 2026, April 1, 2026, April 7, 2026, April 14, 2026, April 30, 2026, May 8, 2026, May 12, 2026, May 27, 2026, June 2, 2026, June 16, 2026, June 18, 2026, June 30, 2026, July 7, 2026, July 22, 2026, July 27, 2026, July 31, 2026, August 7, 2026, August 14, 2026, August 18, 2026, August 20, 2026, September 1, 2026 and September 3, 2026 (other than any portions thereof deemed furnished and not filed);

●	Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 16, 2026;

●	Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the SEC on May 11, 2026 and our Quarterly Report on Form 10-Q for the period ended June 30, 2026 filed with the SEC on August 7, 2026;

●	Proxy Statement on Schedule 14A filed on March 16, 2026; and

●	The description of our Common Stock set forth in our registration statement on Form 8-A (Commission File No. 001-41463) filed with the SEC on August 23, 2022, including any amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

bioAffinity Technologies, Inc.

3300 Nacogdoches Road, Suite 216

San Antonio, Texas 78217

(210) 698-5334

Attn: Chief Financial Officer

You also may access these filings on our website at www.bioaffinitytech.com under the heading “Investor Relations—SEC Filings.” We do not incorporate the information on our website into this prospectus or any supplement to this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

11

bioAffinity Technologies, Inc.

1,692,408 Shares of Common Stock

PROSPECTUS

September 4, 2026